Exhibit 99.1

News Release For Immediate Release

Catasys Reports 2019 Second Quarter Financial Results

●	Q2 2019 Record Revenue of $7.7 Million, Up 135% Year over Year and Up 13% from Q1 2019
●	Outreach Pool of Eligible Members Increases to Approximately 112,000 in August 2019, up 49% from 75,000 at March 31, 2019
●	Company Reiterates 2019 GAAP Revenue Guidance of $35 Million
●	Company to Host Conference Call at 4:30 pm ET today

Los Angeles, CA – August 14, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today reported its financial results for the second quarter ended June 30, 2019. The Company provides big data-based analytics and predictive identification and engagement capabilities to health plans and their members through its OnTrak™ solution on the Catasys PRE™ platform.

Management Commentary

Mr. Terren Peizer, Chairman and CEO, stated, “Our outreach pool surpassed the milestone 100,000 eligible lives during the 2019 second quarter as we once again achieved strong year-over-year growth in enrollment and revenues as a result of expansion within existing agreements with health plan partners. Catasys continued to drive innovation in healthcare technologies with the launch of Catasys PRE (Predict-Recommend-Engage), a platform that extends our predictive identification capabilities and proactive delivery of interventions for those with behavioral health conditions to include care avoidant individuals with chronic disease. This goes hand in hand with our new strategic partnership with digital therapeutics company Canary Health whereby Catasys is piloting Canary Health’s Better Choices, Better Health series of peer-moderated online workshops designed to empower individuals to manage their chronic conditions. As we continue to develop new technologies and forge partnerships with leading healthcare companies, we look forward to improving the lives of members while driving cost savings for health plans.”

Outlook for 2019

Mr. Peizer continued, “In the first half of 2019, we nearly matched revenue levels of full-year 2018. Our outreach pool continues its rapid ramp-up, which will serve as the primary driver for new enrollment growth in the second half of 2019 and into next year. Despite our significant growth, we believe this year represents a transitional year to the exponential growth rates that we anticipate for 2020 and beyond. To that end, we are building out the infrastructure that is needed to support future growth and the scaling of the business. We have made a few key additions to our leadership team in the past few months and believe these individuals will make valuable contributions toward helping us execute on our strategic objectives. As the first half of 2019 delivered the significant growth we expected to see, we are reiterating our previous guidance of $35 million in revenues for 2019 and remain confident that the second half of the year will deliver even stronger results.”

Catasys, Inc. August 14, 2019	Page 2

Company Reiterates 2019 GAAP Revenue Guidance

●	Catasys expects to report revenues of at least $35 million in 2019.
●

The Company anticipates that this revenue increase will be supported through accelerating enrollment growth during the remainder of 2019, with the largest portion of the revenue increase to occur in the second half of the year.

●	This guidance solely represents existing enrollment launches with current health plan partners and program expansions with existing customers.
●

Annual guidance does not include new contracts and subsequent launches, initial launches of existing contracts, and new expansions within existing contracts that may increase its outreach pool throughout the year.

2019 Second Quarter and Recent Operating Highlights

●

Catasys’ outreach pool of eligible members continued its rapid ramp in August, increasing to approximately 112,000 due to significant expansion within existing contracts, an increase from approximately 75,000 at March 31, 2019, and up from 35,000 at the end of the second quarter of 2018. New customer launches continue to take approximately 12 months to ramp up to an approximate 20% yearly enrollment rate. One year after launch, the Company generally enrolls 20% of its outreach pool over a year. Catasys generally receives approximately $6,500 net per enrolled member.

●	New enrollment for the quarter ended June 30, 2019, increased 81% year over year.
●

In July 2019, Catasys announced the launch of Catasys PRE (Predict-Recommend-Engage), a platform that extends the Company’s predictive identification and engagement capabilities for care avoidant individuals suffering from behavioral health conditions to those suffering chronic conditions including cardiovascular disease, diabetes, and pulmonary disease.

●

Catasys continued enhancing its leadership team with the appointment of Daniel Prewitt as Senior Vice President of Sales, leading the Company’s sales to health plans and self-funded employers, and Michael Wain as Senior Vice President of Member Engagement. The Company also appointed 30-year industry veteran Robert L. Rebak to the Company’s Board of Directors.

2019 Second Quarter and Six Months Financial Review

Revenues

●

Revenue increased 135% to $7.7 million for the second quarter of 2019, from $3.3 million during the same period in 2018, as a result of the net increase in number of members enrolled in the Company’s OnTrak solution during the second quarter of 2019 compared with the same period in 2018.

●	Revenue increased 180% to $14.5 million for the six months ended June 30, 2019, from $5.2 million during the same period in 2018.

Gross Margin

●

Gross margin, which consists of revenue less the Cost of Healthcare Services as a percentage of revenue, increased to 43.2% for the second quarter, from 10.1% in the prior-year period and 55.6% in the first quarter of 2019.

●	Gross margin was 49.0% for the six months ended June 30, 2019, compared to a negative gross margin of 0.8% in the prior-year period.
●

Cost of Healthcare Services consists primarily of salaries related to Catasys’ care coaches, outreach specialists, community care coordinators, healthcare provider claims payments to its network of physicians and psychologists, and fees charged by third party administrators for processing these claims.

●

The costs for such staff are included in Cost of Healthcare Services during training and ramp-up periods. Margins will be impacted by the hiring of staff in preparation for anticipated future customer contracts and corresponding increases in members eligible for OnTrak.

Catasys, Inc. August 14, 2019	Page 3

Operating Expenses

●

Operating expenses in the second quarter of 2019 were $8.2 million, compared to $4.5 million in the prior-year period. This increase was mainly due to higher expenses related to investments in new technology, new product innovation, servicing contracts and investments in key personnel to support future growth compared to the prior-year period.

●	Operating expenses in the first half of 2019 were $14.5 million, compared to $8.3 million in the prior-year period due to the reasons mentioned above.

Net Income (Loss)

●	For the second quarter of 2019, net loss was $5.5 million, or $0.34 per diluted share, compared to a net loss of $4.2 million, or $0.26 per diluted share, in the prior-year period.
●	For the first half of 2019, net loss was $8.4 million, or $0.51 per diluted share, compared to $8.4 million, or $0.53 per diluted share in the prior-year period.

Conference Call – Wednesday, August 14, 2019 – 4:30 pm ET

The Company will host a conference call/webcast on Wednesday, August 14, 2019, at 4:30 pm ET/1:30 pm PT.

Investors, analysts, employees and the public are invited to listen to the conference call via:

Conference Call

877-705-2969 (domestic) or 201-689-8868 (international)

Webcast

https://78449.themediaframe.com/dataconf/productusers/cats/mediaframe/31789/indexl.html

Those who are unable to attend the conference call live can use the following information to hear a replay version:

Conference ID#:	13672721
Conference Call Replay:	877-660-6853 (domestic) or 201-612-7415 (international)
Expiration Date:	8/21/2019

About Catasys, Inc.

Catasys, Inc. is a leading AI and technology-enabled healthcare company whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRE™ (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 27 states.

Catasys, Inc. August 14, 2019	Page 4

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com

For Media:

Catasys, Inc.

Cathy Finley

Phone: 310-444-4308

Email:     cfinley@catasys.com

Catasys, Inc. August 14, 2019	Page 5

CATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$7,681	$3,273	$14,492	$5,184
Cost of revenue	4,365	2,941	7,392	5,228
Gross profit / (loss)	3,316	332	7,100	(44)

Operating expenses	8,223	4,477	14,522	8,348
Operating loss	(4,907)	(4,145)	(7,422)	(8,392)

Other income	8	-	14	40
Interest expense	(471)	(36)	(792)	(37)
Change in fair value of warrant liability	(120)	(19)	(211)	(29)
Net loss	$(5,490)	$(4,200)	$(8,411)	$(8,418)

Net loss per share, basic and diluted from operations:	$(0.34)	$(0.26)	$(0.51)	$(0.53)

Weighted-average shares used to compute basic and diluted net loss per share	16,315	15,913	16,398	15,906

Catasys, Inc. August 14, 2019	Page 6

CATASYS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and restricted cash	$7,059	$3,162
Receivables, net	2,576	1,382
Unbilled receivables	1,055	-
Prepaid expenses and other current assets	724	942
Total current assets	11,414	5,486
Long-term assets:
Property and equipment, net of accumulated depreciation of $1,556 and $1,801, respectively	359	263
Restricted cash, long-term	408	408
Right-of-use assets	2,595	-
Debt issuance costs	1,284	-
Deposits and other assets	-	166
Total assets	$16,060	$6,323

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$1,459	$497
Accrued compensation and benefits	1,988	1,537
Deferred revenue	4,033	4,195
Current portion of long-term debt	1,917	-
Current portion of obligations under operating leases	525	-
Other accrued liabilities	1,953	1,501
Total current liabilities	11,875	7,730
Long-term liabilities:
Long-term lease liabilities	1,780	-
Long-term debt, net of discount of $365 and $478, respectively	13,618	7,472
Warrant liabilities	842	86
Other long-term liabilities	100	-
Total liabilities	28,215	15,288

Stockholders' deficit:
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 16,536,992 and 16,185,146 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	301,909	296,688
Accumulated deficit	(314,066)	(305,655)
Total stockholders' deficit	(12,155)	(8,965)
Total liabilities and stockholders' deficit	$16,060	$6,323

Catasys, Inc. August 14, 2019	Page 7

CATASYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2019	2018
Cash flows used in operating activities
Net loss	$(8,411)	$(8,418)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	72	170
Amortization of debt discount included in interest expense	146	10
Warrant issued for services	-	86
Warrants issued for investor relations	43	-
Loss on disposal of fixed assets	-	68
Deferred rent	(26)	(25)
Stock-based compensation expense	2,591	753
Amortization of debt issuance costs	112	-
Change in fair value of warrant liability	211	29
Shares issued for services	-	112
Changes in operating assets and liabilities:
Receivables	(1,194)	(629)
Unbilled receivables	(1,055)	-
Operating leases liability	525	-
Prepaids and other current assets	218	165
Deferred revenue	(162)	2,379
Accounts payable and other accrued liabilities	975	1,466
Net cash used in operating activities	$(5,955)	$(3,834)

Cash flows provided by financing activities
Proceeds from secured promissory note	$-	$5,000
Proceeds from revolving loan	7,500	-
Proceeds from A/R Facility	1,938	-
Repayment of A/R Facility	(1,938)	-
Debt issuance costs	(133)	(324)
Proceeds from warrant exercise	1,028	-
Proceeds from options exercise	1,473	-
Capital lease obligations	(16)	(18)
Net cash provided by financing activities	$9,852	$4,658

Net increase in cash and restricted cash	$3,897	$824

Cash and restricted cash at beginning of period	3,570	4,779
Cash and restricted cash at end of period	$7,467	$5,603

Supplemental disclosure of cash flow information:
Interest paid	$792	$37
Non cash financing and investing activities:
Warrant issued in connection with A/R Facility	$21	$63
Reclassification of warrant liability to equity upon amendment of the Loan Agreement	$86	$-
Warrants issued in connection with revolving loan	$610	$-
Property and equipment acquired through capital leases	$154	$-